Exhibit 2.1

Execution Version

FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT, dated as of September 26, 2022 (this “Amendment”), is being entered into by and between Chimerix, Inc., a Delaware corporation (the “Seller”), Emergent BioSolutions Inc., a Delaware corporation (“Emergent”) and Emergent Biodefense Operations Lansing LLC, a Delaware limited liability company (the “Purchaser”) as successor-in-interest by assignment from Emergent as of the Closing. The Purchaser, Emergent and the Seller are collectively referred to herein as the “Parties”, and each, a “Party”. Capitalized terms used in this Amendment that are not otherwise defined herein shall have the meanings given to them in the Purchase Agreement.

RECITALS

A.                Emergent and the Seller are party to that certain Asset Purchase Agreement, dated May 15, 2022 (the “Purchase Agreement”).

B.                 Pursuant to Section 9.13 of the Purchase Agreement, the Parties desire to amend the Purchase Agreement as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, and the mutual covenants and agreements set forth herein, the Parties agree as set forth below.

1.                  Amendments to Purchase Agreement.

(a)                CLIN References in Purchase Agreement. The following references to CLIN numbers included in the table under the heading “BARDA Milestone Event” in Section 4.11(a) (Milestone Payments) of the Purchase Agreement shall be amended as follows:

(i)	The reference to “CLIN-0005” shall be deemed to be a reference to “CLIN-0004”.

(ii)	The reference to “CLIN-0006” shall be deemed to be a reference to “CLIN-0005”.

(iii)	The reference to “CLIN-0007” shall be deemed to be a reference to “CLIN-0006”.

(iv)	The reference to “CLIN-0008” shall be deemed to be a reference to “CLIN-0007”.

(b)                CLIN References in Annex A. The following references to CLIN numbers included in Annex A to the Purchase Agreement shall be amended as follows:

(i)	All references to “CLINS 0005-0008” shall be deemed to be references to “CLINS 0004-0007”.

(ii)	All references to “CLIN 0005” shall be deemed to be a reference to “CLIN 0004”.

(iii)	All references to “CLIN 0006” shall be deemed to be a reference to “CLIN 0005”.

(iv)	All references to “CLIN 0007” shall be deemed to be a reference to “CLIN 0006”.

(v)	All references to “CLIN 0008” shall be deemed to be a reference to “CLIN 0007”.

2.                  Amendment to Schedule 1.1(b). Schedule 1.1(b) of the Purchase Agreement is hereby amended and restated in its entirety as set forth on Attachment A hereto.

3.                  Mixed Use Contracts. The Parties acknowledge and agree that the Mixed-Use Contracts set forth on Attachment B hereto shall not be transferred or assigned to Emergent or Purchaser and such Mixed-Use Contracts shall not be considered Transferred Mixed-Use Contracts, and the obligations and covenants of Seller set forth in Section 1.11 of the Purchase Agreement shall not apply to the Contracts set forth on Attachment B.

4.                  United Kingdom Inventory VAT. Notwithstanding any contrary provision of Section 1.6 of the Purchase Agreement, the Parties agree that Purchaser shall pay any VAT due in respect of any Specified Inventory located in the United Kingdom as of the Closing in connection with the closing of the transactions contemplated by the Purchase Agreement; provided that Seller shall reasonably cooperate with Purchaser in accordance with Section 1.6 of the Purchase Agreement to obtain any and all applicable refunds or exemptions related to the payment thereof.

5.                  Canada Supply Contract. Without limiting any of the provisions of Section 1.10 of the Purchase Agreement, the Parties agree that if the Consent required to be obtained to transfer to Purchaser the rights and obligations of Seller to the Canada Supply Contract (as defined in Attachment A hereto) is not obtained by the Closing, Purchaser agrees to diligently perform all requirements under the Canada Supply Contract to be performed following the Closing and in connection therewith furnish all services and materials necessary to complete performance of such obligations of the Canada Supply Contract in accordance with the terms and conditions set forth therein, and shall be fully liable for such performance, except to the extent that the Transition Services Agreement expressly assigns responsibility and liability for such performance to Seller. The Parties agree to reasonably cooperate with each other in connection with performing and satisfying all of the requirements under the Canada Supply Contract.

6.                  Acceptable Pre-Novation Agreement. For the avoidance of doubt, the BARDA Contract Subcontract Agreement in the form mutually agreed by the Parties shall constitute the Acceptable Pre-Novation Agreement.

7.                  Effect on Other Provisions. This Amendment shall constitute and shall be interpreted as a written amendment to the Purchase Agreement, which shall amend the Purchase Agreement in accordance with Section 9.13 of the Purchase Agreement. In the event of a conflict between the terms of the Purchase Agreement and this Amendment, the terms of this Amendment shall control. Except as otherwise amended by this Amendment, all other terms and conditions of the Purchase Agreement shall remain in full force and effect.

8.                  Counterparts. This Amendment may be executed in several counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement. This Amendment may be executed by.PDF or by other means of electronic signature (including DocuSign), and the exchange of a fully executed Agreement (in counterparts or otherwise) by electronic means in .PDF format shall in each case create a valid and binding obligation of the Party executing the same.

9.                  Severability. In the event that any provision of this Amendment, or the application of such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Amendment, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, will not be affected and will continue to be valid and enforceable to the fullest extent permitted by law.

10.              Amendments. This Amendment may not be amended, modified, altered or supplemented except by means of a written instrument executed on behalf of the Parties.

11.              Binding on Assigns. This Amendment shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the day and year first above written.

PURCHASER:

EMERGENT BIODEFENSE OPERATIONS LANSING LLC, A DELAWARE AS SUCCESSOR-IN-INTEREST TO EMERGENT BIOSOLUTIONS INC.

By:	/s/ Adam Harey
Name:	Adam Havey
Its:	President

EMERGENT:

EMERGENT BIOSOLUTIONS INC.

By:	/s/ Robert G. Kramer, Sr.
Name:	Robert G. Kramer, Sr.
Its:	President and Chief Executive Officer

Signature Page to First Amendment to Asset Purchase Agreement

SELLER:

CHIMERIX, INC.

By:	/s/ Michael A. Sherman
Name:	Michael A. Sherman
Its:	President and CEO

Signature Page to First Amendment to Asset Purchase Agreement

Attachment A

Section 1.1(b)

Specified Contracts.

Attachment B

Certain Mixed-Use Contracts